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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.       )*
                                         ------

                          CITADEL TECHNOLOGY, INC.
                     ----------------------------------
                             (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
                   ---------------------------------------
                       (Title of Class of Securities)

                                172 889 107
                     ----------------------------------
                              (CUSIP Number)

                              MARCH 30, 1998
           -------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ / Rule 13d-1(b)

/X/ Rule 13d-1(c)

/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                              Page 1 of 5 pages

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CUSIP No. 172 889 107
          -----------
-------------------------------------------------------------------------------
 1.  Names of Reporting Persons.    THOMAS E. OXLEY
     I.R.S. Identification Nos. of above persons (entities only).   ###-##-####
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
         ----------------------------------------------------------------------
     (b)
         ----------------------------------------------------------------------
-------------------------------------------------------------------------------
 3.  SEC Use Only

-------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization      UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              5.  Sole Voting Power        1,450,000
 Beneficially                --------------------------------------------------
 Owned by                     6.  Shared Voting Power           0
 Each Reporting              --------------------------------------------------
 Person With                  7.  Sole Dispositive Power   1,450,000
                             --------------------------------------------------
                              8.  Shared Dispositive Power      0
-------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person   1,450,000
                                                                  -------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                         ------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11)          6.9%
                                                        -----------------------
-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
-------------------------------------------------------------------------------
                     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                              Page 2 of 5 pages

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ITEM 1.

      (a)  Name of Issuer    THOMAS E. OXLEY

      (b)  Address of Issuer's Principal Executive Office
           2727 SOUTH OCEAN BLVD., APT. 803
           HIGHLAND BEACH, FL 33487

ITEM 2.

      (a)  Name of Person Filing    THOMAS E. OXLEY

      (b) Address of Principal Business Office or, if none, Residence 2727 SOUTH OCEAN BLVD., APT. 803
           HIGHLAND BEACH, FL 33487

      (c)  Citizenship    USA

      (d)  Title of Class of Securities    COMMON STOCK, PAR VALUE $.01
                                           PER SHARE

      (e)  CUSIP Number    172 889 107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

      (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) / /  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

      (f) / /  An employee benefit plan, or endowment fund in accordnace with section 240.13d-1(b)(1)(ii)(F);

      (g) / / A parent holding company in accordnace with Section 240.13d-1(b)(1)(ii)(G);

      (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                              Page 3 of 5 pages

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      (j) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:    1,450,000
                                     ----------------
      (b) Percent of class:        6.9%
                            ----------------
      (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote     1,450,000
                                                       ----------------
         (ii) Shared power to vote or to direct the vote
                                                         ----------------
        (iii) Sole power to dispose or to direct the disposition
              of    1,450,000
                 ---------------
         (iv) Shared power to dispose or to direct the disposition
              of
                 ---------------

      INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS    N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON    N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY    N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP    N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP    N/A

ITEM 10. CERTIFICATION


                              Page 4 of 5 pages
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      (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                    APRIL 7, 1998
                                       ----------------------------------------
                                                       (Date)

                                                 /s/ Thomas E. Oxley
                                       ----------------------------------------
                                                     (Signature)

                                                   THOMAS E. OXLEY
                                       ----------------------------------------
                                                    (Name/Title)



     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)






                              Page 5 of 5 pages